GulfMark Offshore Announces
Additions to Vessel Construction Program
HOUSTON, October 3, 2011 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the addition of three vessels to the vessel construction program it announced in August. The construction program is designed to provide the company with vessels of the right size and with the right capabilities to match the emerging long-term requirements of our customers.
The company has contracted with Rosetti Marino S.p.A. in Ravenna, Italy to build two 715 square meter deck area platform supply vessels of the UT 755XL design. These two vessels will have 3000 tonnes deadweight, dynamic positioning and fixed equipment for fire-fighting support. Delivery of the first vessel is scheduled to be in the fourth quarter of 2013 and delivery of the second vessel is scheduled to be in the first quarter of 2014.
In addition, a contract has been awarded to Simek A/S of Flekkefjord, Norway for a modified version of the very successful ST-216L CD design large platform supply vessel. This vessel is designed for harsh environment operations, and will be ice classed and winterized for cold climate conditions. This vessel, designated as ST-216 Arctic, will have over 1000 square meters of deck area and large cargo carrying capacity. In addition, the vessel will be dynamically positioned, and will have rescue and oil recovery capabilities. Delivery of this vessel is scheduled for the second quarter of 2013.
These three vessels are expected to operate in the North Sea market, along with the first three vessels announced previously in this vessel construction program. The total cost for the three vessels announced today is estimated to be $125 million, and the total cost for the six vessels commissioned under this program is $245 million.
Bruce Streeter, President and CEO, commented, “GulfMark has had significant involvement in the establishment and success of the very popular UT 755 design. We are pleased to add additional vessels of this design, complete with recent upgrades and modern improvements in capabilities that have developed since the ‘755’ was first introduced. The company has also achieved substantial success with managed ST-216L CD designs, a powerful vessel with a proven track record for operating in the North Sea, Norwegian Sea and the Barents Sea.
“We continue to critically evaluate market conditions and the balance of supply and demand for the regions in which we operate. Integral to our strategy for providing superior long-term returns is to be opportunistic in the purchase and sale of vessels. Recent drilling success in various European locations and investment decisions by major oil companies and regional European operators have contributed to us committing to the construction of vessels at this time.”

GulfMark Offshore, Inc.
Press Release
October 3, 2011

Funding for the six announced vessels in the construction program is designed to be through cash on hand and cash flow generated from operations over the next 30 months. Cash commitments for this program in the third and fourth quarters of 2011 are anticipated to be $6 million and $30 million, respectively. Anticipated cash commitments over the next three calendar years are $81 million in 2012, $121 million in 2013 and $7 million in 2014.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the company’s filings with the SEC, including the registration statement and the company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.